[NEXELL LETTERHEAD]

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Wayne A. Tyo (949) 470-9011 Nexell Therapeutics Inc.

NEXELL THERAPEUTICS ANNOUNCES DIRECTOR AND OFFICER CHANGES AND
PARTIAL CONVERSION OF PREFERRED STOCK

IRVINE, Calif.—November 4, 2002—Nexell Therapeutics Inc. (OTC Bulletin Board:NEXL.OB) announced today that its board members Richard L. Dunning, William A. Albright, Jr., Daniel Levitt, Richard Casey and C. Richard Piazza have resigned. The Company’s sole remaining director is Victor W. Schmitt, an employee of Baxter Healthcare Corporation (“Baxter”). Also, Mr. Albright has resigned as President, Chief Executive Officer, Chief Financial Officer and Treasurer and Wayne A. Tyo has resigned as Secretary, though both have remained as employees. Mr. Schmitt has been appointed to such offices. The resignations have occurred now that the board, as previously announced on October 17, 2002, adopted a plan to liquidate and dissolve the Company.

Also, as previously announced, the Company and Baxter entered into an agreement pursuant to which: (i) Baxter and certain of its affiliates agreed to acquire from the Company’s holders of Series B Preferred Stock such preferred stock, (ii) Baxter and its affiliates would accelerate the pre-existing put of their stock to Baxter International Inc., (iii) Baxter and its affiliates would convert a portion of such stock sufficient to give them ownership of a majority of the outstanding shares of common stock, and (iv) Baxter and its affiliates would then, as majority holders of common stock, approve the plan of liquidation and dissolution by written consent. Baxter and its affiliates have now acquired all of the Series B Preferred Stock from four institutional investors and their affiliates, put the stock to Baxter International Inc. and, on November 1, 2002, converted a portion of such stock to common stock. Accordingly, Baxter and its affiliates currently own 18,177,631 shares of common stock of the Company, representing 51% of the 35,618,140 shares of common stock outstanding.

The foregoing transactions could be deemed to effect a change in control of the Company.

Nexell Therapeutics Inc.

Located in Irvine, California, Nexell Therapeutics Inc. is a biotechnology company that was focused on the modification or enhancement of human immune function and blood cell formation utilizing adult hematopoietic (blood-forming) stem cells and other specially prepared cell populations. Nexell was developing proprietary cell-based therapies that address major unmet medical needs, including treatments for genetic blood disorders, autoimmune diseases, and cancer. The Company is currently in the process of winding down operations and on October 16, 2002 the Board of Directors adopted a Plan of Complete Liquidation and Dissolution.

This release may contain forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from current expectations. Such risks and uncertainties include: the Company’s ability to effect an orderly wind down of its operations and to implement the plan of liquidation and dissolution in a timely manner; the Company’s ability to resolve any claims against it; the Company’s ability to sell certain of its remaining assets to generate cash to satisfy its obligations; the Company’s ability to maintain sufficient cash which could be distributed to its stockholders; the Company’s ability to retain the services of key employees or consultants to complete the wind-down; the Company’s obligation to incur the expenses of complying with public company reporting requirements; the substantial dilution to common stockholders in the event that all or a portion of the Company’s two series of Preferred Stock are converted to Common Stock; and any additional factors described from time to time in the Company’s filings with the SEC. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

-End of Text-